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                                                                    EXHIBIT 5.01


                   [LETTERHEAD OF RAINEY, ROSS, RICE & BINNS]



                                October 23, 1995



Oklahoma Gas and Electric Company
101 North Robinson
Oklahoma City, Oklahoma  73101

     Re:  $120,000,000 Principal Amount of Securities
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Gentlemen:

     We have examined the Form S-3 Registration Statement, dated August 14, 1995 (the "Registration Statement"), and related Amendment No. 1 thereto, of Oklahoma Gas and Electric Company (the "Company"), to which this opinion is included as an exhibit, for the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate principal amount of $120,000,000 of (a) First Mortgage Bonds of one or more series (the "Bonds") to be issued under the Trust Indenture dated February 1, 1945 as heretofore supplemented and amended by supplemental trust indentures and a new supplemental trust indenture (the "New Supplemental Indentures") for each series of Bonds all from the Company to Boatmen's First National Bank of Oklahoma, as successor trustee (such Trust Indenture, as supplemented and as to be supplemented, is herein referred to as the "First Mortgage Indenture") and (b) notes or debentures ("Senior Notes") issued under the senior note indenture the form of which is an exhibit to the Registration Statement (the "Senior Note Indenture") between the Company and Boatmen's First National Bank of Oklahoma, as Trustee. The Bonds and the Senior Notes are herein referred to collectively as the "Securities". We have examined all records, instruments, and documents which we have deemed necessary for the purposes of this opinion, including the Registration Statement on Form S-3 under the Securities Act of 1933, as amended, relating to the Securities to be filed by the Company pursuant to said Act.

     Based upon the foregoing and upon our general familiarity with the properties and affairs of the Company, we are of the opinion that:

     1. The Company is a validly organized and legally existing corporation, in good standing under the laws of the State of Oklahoma and is authorized to conduct and operate its business as a public utility in the State of Oklahoma.

     2. The First Mortgage Indenture, other than the New Supplemental Indentures, is a legal, valid, and binding instrument of the Company.

     3. The Senior Note Indenture, when duly executed and delivered by the Company and the Trustee, will be a valid, legal and binding instrument of the Company.

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     4.   With respect to the Bonds, when, as and if the Bonds and one or more
New Supplemental Trust Indentures relating thereto have been duly authorized, executed, delivered, filed and recorded as required by law, and the consideration for the Bonds duly received by the Company, all in the manner contemplated by said Registration Statement, and with respect to the Senior Notes, when, as and if the Senior Notes and the Senior Note Indenture have been duly executed and delivered, and the consideration for the Senior Notes duly received by the Company, and in the manner contemplated by said Registration Statement, the Bonds and the Senior Notes will be legally issued and binding obligations of the Company if issued before January 1, 1997.

     5. The statements made in the above-mentioned Registration Statement and in the related Prospectus, purporting to be made or based upon our opinion, correctly set forth our opinion upon said respective matters.

                                        Respectfully,

                                        RAINEY, ROSS, RICE & BINNS

                                        By:  /s/  Hugh D. Rice
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